Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-1 of Dunkin’ Brands Group, Inc., filed pursuant to Rule 462(b) of Regulation C of the Securities Act of 1933, of our report dated February 24, 2012, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. and subsidiaries as of December 31, 2011 and December 25, 2010, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2011, December 25, 2010, and December 26, 2009, which report appears in the Dunkin’ Brands Group, Inc. registration statement on Form S-1, Amendment No. 1 (No. 333-180190), and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2012